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                            ARTICLES OF INCORPORATION

                                       OF

                          CELERITY SYSTEMS INCORPORATED


                                    ARTICLE I

                                      NAME

     The name of the Corporation is Celerity Systems Incorporated.

                                   ARTICLE II

                                    PURPOSES

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

                      INITIAL AGENT FOR SERVICE OF PROCESS

     The name and address in the State of California of the Corporation's initial agent for service of process are John Anderson, 4991 Engelwood Drive, San Jose, California 95129.

                                   ARTICLE IV

                                      STOCK

     A. Authorization. The total number of shares which the Corporation is authorized to issue is five million (5,000,000), all of the same class, designated "Common Stock."

     B. Protective Provisions. So long as any shares of Common Stock are outstanding and until the occurrence of a Termination Event, as defined in that certain Shareholder Agreement dated February 1994 between John Anderson, John Covele and Gary Gallupe, this Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least eighty percent (80%) of all of the then outstanding shares of Common Stock (voting together as a class, except as otherwise required by law).

          (1) alter or change the rights, preferences or privileges of the Common Stock so as to affect adversely the shares;

          (2) issue more than 300,000 shares of Common Stock or options to acquire more than 300,000 shares of Common Stock (as adjusted for stock splits, stock dividends, stock combinations and the like) in the aggregate to employees or consultants of the Corporation;

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          (3) repurchase any shares of capital stock of the Corporation except for repurchases from employees and consultants of the Corporation pursuant to agreements entered into with such employees and consultants at the time of issuance of the Corporation's stock to these employees and consultants;

          (4) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions resulting in the disposition of more than fifty percent (50%) of the voting power of the Corporation;

          (3) acquire an entity, division or business unit for consideration exceeding twenty-five percent (25%) of the Corporation's then-outstanding stock or net assets;

          (4) make loans or advances to employees or consultants that, in the aggregate for any one individual, exceed $2,000;

          (5) file a petition in bankruptcy or for reorganization or rehabilitation under the Federal bankruptcy law or any state law for the relief of debtors, have an order for relief entered against it under the Federal bankruptcy law or otherwise have the Corporation adjudicated bankrupt or insolvent, make an assignment for the benefit of creditors, or suffer the appointment of a receiver, trustee or custodian for a substantial portion of its business or properties by virtue of an allegation of insolvency;

          (6) alter, amend or repeal this Article IV.B.

                                    ARTICLE V

               DIRECTORS' LIABILITY AND INDEMNIFICATION OF AGENTS

     The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law.

     Any amendment, repeal or modification of any provision of this Article V shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such amendment, repeal or modification.

     IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation of February 8, 1994.


                                                  /s/ Paula A. Ivers
                                                  ----------------------------
                                                  Paula A. Ivers, Incorporator

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